Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated April 1, 2019, with respect to the consolidated balance sheets of BIO-key International, Inc. and its subsidiaries as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended, which report is included in the December 31, 2018 Annual Report on Form 10-K/A of BIO-key International, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook, New Jersey

September 11, 2019